EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2013 Third Quarter Financial Results

ELGIN, Ill., Oct. 16, 2013 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the third quarter of fiscal 2013, which ended September 7, 2013.

Third quarter highlights include:

  Revenues increased 8.9%, to $67.6 million, compared to $62.1 million in the third quarter of fiscal 2012. For the first three quarters of fiscal 2013, revenues increased 9.3% to $191.2 million, compared to $174.8 million in the first three quarters of fiscal 2012. This increase was due to organic growth and acquisitions in the Environmental Services segment and the ramp up of the Oil Business segment.

  Our Environmental Services segment includes parts cleaning, containerized waste, and vacuum services. During the third quarter, Environmental Services revenues increased $4.5 million, or 14.1% compared to the third quarter of fiscal 2012. Third quarter revenue growth in the segment was generated by organic growth and acquisitions. For the first three quarters of fiscal 2013, Environmental Services revenues increased $12.6 million, or 13.3% compared to the same period in fiscal 2012.

  Same-branch revenues for our Environmental Services segment increased 9.7% for the quarter, measured for the 70 branches that were in operation throughout both the third quarters of fiscal 2013 and 2012. Excluding the branches in this group that gave up customers to new branch openings, the remaining 67 branches experienced an increase of 9.9% from the third quarter of fiscal 2012 to the third quarter of fiscal 2013. On a year-to-date basis, same branch sales increased 10.4%, for the 70 branches that were in operation during both years. Excluding the branches in this group that gave up customers to new branch openings, the remaining 67 branches experienced an increase of 10.9% for the first three quarters of fiscal 2013.

  Average revenues per working day in the third quarter of fiscal 2013 in our Environmental Services segment were approximately $625,000, compared to $555,000 in the third quarter of fiscal 2012 and compared to $600,000 in the second quarter of fiscal 2013. Average revenues per working day in this segment were $600,000 for the first three quarters of fiscal 2013.

  Our Oil Business segment includes used oil collection and re-refining activities. During the third quarter of fiscal 2013, Oil Business revenues increased $1.0 million, to $30.9 million from $29.9 million in the third quarter of fiscal 2012. For the first three quarters of fiscal 2013, Oil Business revenues increased $3.7 million, or 4.6%, from the first three quarters of fiscal 2012 from increased activity at the used oil re-refinery.

  Production at our re-refinery during the third quarter was 113% of the original nameplate capacity of the re-refinery.

  Net income attributable to common stockholders for the third quarter was $1.3 million compared to $1.0 million for the year earlier quarter. Net income attributable to common stockholders for the first three quarters of 2013 was $1.9 million compared to $2.5 million for the first three quarters of 2012.  Earnings per share was $0.07 in the third quarter of fiscal 2013 compared to $0.06 in the third quarter of fiscal 2012. Earnings per share for the first three quarters of fiscal 2013 was $0.10, compared to earnings per share of $0.15 in the first three quarters of fiscal 2012.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "We are pleased with the improved results in our Oil Business. During the third quarter our revenue increased from the previous year's third quarter, and we recorded a profit before corporate SG&A expense in this segment for the first time in fiscal 2013. Improved profitability was achieved due to efficiency gains resulting from increased throughput at the re-refinery as we began our project to expand the capacity of the plant. Near the end of the third quarter, a portion of the increased capacity came on stream, allowing us to boost production to record levels. For the final four weeks of the third quarter, we were able to process feedstock at an annualized rate of over 60 million gallons. Upon completion of the project, planned for mid next year, the plant should be able to process 75 million gallons of used oil annually which will represent a 50% increase compared to our original nameplate capacity of 50 million gallons per year. Our margins in the Oil Business continue to be negatively impacted by depressed market prices for base lube oil."

Chalhoub added: "Our Environmental Services business continues to grow at double-digit rates, and we will continue to focus on our margins in this segment."

Mark DeVita, Chief Financial Officer stated, "Our Oil Business segment generated a margin of 4.0% in the third quarter compared to (1.9%) in the second quarter of this year. The margin improvement was achieved despite a continued low base oil pricing market for the type of base oil we sell.

DeVita added: "During the third quarter, our Environmental Services segment delivered a margin of 23.8% compared to 18.9% in the third quarter of 2012. While the third quarter margin was less than our margin in the second quarter of 2013, we are pleased with our 2013 year-to-date margin of 25% which represents a 5.5% increase from our year-to-date margin through three quarters in fiscal 2012."

DeVita also added: "Our balance sheet remains strong as of the end of the third quarter of fiscal 2013, as we ended the quarter with $30.9 million in cash and cash equivalents and only $21.5 million in total debt."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties, and other important factors include, among others: volatility in the price of base oil; increased solvent, fuel, and energy costs and volatility in the price of crude oil; increased market supply or decreased demand for base oil; the used oil re-refinery does not perform as anticipated; the used oil re-refinery may not generate the operating results that we anticipate; changes in environmental laws that affect our business model; our ability to comply with the extensive environmental, health and safety, and employment laws and regulations that our Company is subject to; competition; economic conditions including conditions like those experienced in the recent recession and financial crisis and downturns in the business cycles of automotive repair shops, industrial manufacturing business, and small businesses in general; dependency on suppliers; our dependency on key employees; we do not realize the anticipated benefits from our acquisitions; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on February 27, 2013 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.  The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, and waste antifreeze collection and recycling. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 74 branches serving over 93,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, October 17, 2013 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	September 7, 2013	December 29, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 30,888	$ 47,766
Accounts receivable - net	32,006	23,338
Inventory - net	27,979	27,231
Deferred income taxes	158	759
Income tax receivables - current	—	648
Other current assets	4,908	2,821
Total Current Assets	95,939	102,563
Property, plant and equipment - net	78,791	72,246
Equipment at customers - net	18,859	17,946
Software and intangible assets - net	9,702	4,555
Goodwill	7,754	1,801
Total Assets	$ 211,045	$ 199,111

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 18,953	$ 16,509
Accrued salaries, wages, and benefits	4,020	2,544
Taxes payable	1,481	1,066
Current maturities of long-term debt and term loan	2,389	1,803
Other accrued expenses	2,842	2,512
Total Current Liabilities	29,685	24,434
Term loan, less current maturities	18,250	18,250
Long-term debt, less current maturities	850	828
Contingent consideration, less current portion	185	451
Deferred income taxes	6,430	5,757
Total Liabilities	$ 55,400	$ 49,720

STOCKHOLDERS' EQUITY:
Common stock - 22,000,000 shares authorized at $0.01 par value, 18,312,211 and 18,068,852 shares issued and outstanding at September 7, 2013 and December 29, 2012, respectively	$ 183	$ 181
Additional paid-in capital	145,059	141,612
Retained earnings	9,497	7,598
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	154,739	149,391
Noncontrolling Interest	906	—
Total Equity	155,645	149,391
Total Liabilities and Stockholders' Equity	$ 211,045	$ 199,111

Heritage-Crystal Clean, Inc.
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,
	September 7, 2013	September 8, 2012	September 7, 2013	September 8, 2012

Revenues
Product revenues	$ 32,302	$ 31,348	$ 87,766	$ 84,505
Service revenues	35,301	30,718	103,394	90,341
Total revenues	$ 67,603	$ 62,066	$ 191,160	$ 174,846

Operating expenses
Operating costs	$ 55,698	$ 52,718	$ 160,185	$ 146,963
Selling, general, and administrative expenses	7,051	5,575	20,691	17,569
Depreciation and amortization	2,224	1,904	6,246	5,587
Other expense (income) - net	138	—	231	(3)
Operating income	2,492	1,869	3,807	4,730
Interest expense – net	97	112	310	445
Income before income taxes	2,395	1,757	3,497	4,285
Provision for income taxes	1,061	723	1,526	1,762
Net income	1,334	1,034	1,971	2,523
Income attributable to noncontrolling interest	26	—	72	—
Net income attributable to Heritage-Crystal Clean, Inc. common stockholders	$ 1,308	$ 1,034	$ 1,899	$ 2,523

Net income per share: basic	$ 0.07	$ 0.06	$ 0.10	$ 0.15
Net income per share: diluted	$ 0.07	$ 0.06	$ 0.10	$ 0.15

Number of weighted average shares outstanding: basic	18,272	18,060	18,174	16,412
Number of weighted average shares outstanding: diluted	18,585	18,412	18,494	16,783

Heritage-Crystal Clean, Inc.
Segment Information
(In Thousands)
(Unaudited)

Third Quarter Ended,
September 7, 2013

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 3,498	$ 28,804	$ —	$ 32,302
Service revenues	33,176	2,125		35,301
Total revenues	$ 36,674	$ 30,929	$ —	$ 67,603
Operating expenses
Operating costs	26,790	28,908	—	55,698
Operating depreciation and amortization	1,160	790	—	1,950
Profit before corporate selling, general, and administrative expenses	$ 8,724	$ 1,231	$ —	$ 9,955
Selling, general, and administrative expenses			7,051	7,051
Depreciation and amortization from SG&A			274	274
Total selling, general, and administrative expenses			7,325	7,325
Other expense - net			138	138
Operating Income				2,492
Interest expense – net			97	97
Income before taxes				$ 2,395

Third Quarter Ended,
September 8, 2012

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 2,638	$ 28,710	$ —	$ 31,348
Service revenues	29,501	1,217		30,718
Total revenues	$ 32,139	$ 29,927	$ —	$ 62,066
Operating expenses
Operating costs	24,985	27,733	—	52,718
Operating depreciation and amortization	1,084	665	—	1,749
Profit before corporate selling, general, and administrative expenses	$ 6,070	$ 1,529	$ —	$ 7,599
Selling, general, and administrative expenses			5,575	5,575
Depreciation and amortization from SG&A			155	155
Total selling, general, and administrative expenses			5,730	5,730
Other income - net			—	—
Operating income				1,869
Interest expense – net			112	112
Income before income taxes				$ 1,757

First Three Quarters Ended,
September 7, 2013

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 9,020	$ 78,746	$ —	$ 87,766
Service revenues	98,278	5,116		103,394
Total revenues	$ 107,298	$ 83,862	$ —	$ 191,160
Operating expenses
Operating costs	77,129	83,056	—	160,185
Operating depreciation and amortization	3,320	2,228	—	5,548
Profit (loss) before corporate selling, general, and administrative expenses	$ 26,849	$ (1,422)	$ —	$ 25,427
Selling, general, and administrative expenses			20,691	20,691
Depreciation and amortization from SG&A			698	698
Total selling, general, and administrative expenses			21,389	21,389
Other expense - net			231	231
Operating income				3,807
Interest expense – net			310	310
Income before taxes				$ 3,497

First Three Quarters Ended,
September 8, 2012

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 7,813	$ 76,692	$ —	$ 84,505
Service revenues	86,886	3,455		90,341
Total revenues	$ 94,699	$ 80,147	$ —	$ 174,846
Operating expenses
Operating costs	73,053	73,910	—	146,963
Operating depreciation and amortization	3,195	1,956	—	5,151
Profit before corporate selling, general, and administrative expenses	$ 18,451	$ 4,281	$ —	$ 22,732
Selling, general, and administrative expenses			17,569	17,569
Depreciation and amortization from SG&A			436	436
Total selling, general, and administrative expenses			18,005	18,005
Other income - net			(3)	(3)
Operating income				4,730
Interest expense – net			445	445
Income before income taxes				$ 4,285

Total assets by segment as of September 7, 2013 and December 29, 2012 were as follows (in thousands):

	September 7, 2013	December 29, 2012
Total Assets:
Environmental Services	$ 75,212	$ 57,092
Oil Business	98,277	87,222
Unallocated Corporate Assets	37,556	54,797
Total	$ 211,045	$ 199,111

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, goodwill, accounts receivable, and inventories allocated to each segment. Assets for the Corporate unallocated amounts consist of property, plant, and equipment used at the Corporate headquarters, as well as cash and net deferred tax assets.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,
	(Dollars in Thousands)		(Dollars in Thousands)

	September 7, 2013	September 8, 2012	September 7, 2013	September 8, 2012

Net income	$ 1,334	$ 1,034	$ 1,971	$ 2,523

Interest expense - net	97	112	310	445

Provision for income taxes	1,061	723	1,526	1,762

Depreciation and amortization	2,224	1,904	6,246	5,587

EBITDA(*)	$ 4,716	$ 3,773	$ 10,053	$ 10,317

* EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670